Exhibit 10.34

IEC Electronics Corp.

Summary of Modifications to Compensation for Independent Directors

On November 21, 2012, upon recommendation of the Compensation Committee the Board of Directors of IEC Electronics Corp. (the “Company”) approved the following increases in the compensation payable to the Company’s non-employee directors, to be effective on the date of the 2013 annual meeting of stockholders:

	Existing Compensation	Modified Compensation
Annual Cash Retainer	$24,000	$32,000
Telephone Meeting Supplement	$1,000	$1,000
Annual Restricted Stock Grant	$20,000	$25,000
Per Quarterly Meeting Stock Grant	$4,000	$4,000
Total	$49,000	$62,000
Additional Committee Chair Cash Retainer	$4,000	$8,000